Exhibit 10.14

PROGENITY, INC.

SEVERANCE PLAN

SECTION 1. INTRODUCTION.

THE PROGENITY, INC. SEVERANCE PLAN (the “Plan”) was approved by the Compensation Committee of the Board of Directors of PROGENITY, INC. (the “Company”) on December 4, 2019 and became effective on December 4, 2019. The purpose of the Plan is to provide for the payment of severance benefits to certain selected executives and other employees of the Company in the event their employment with the Company and any Applicable Subsidiary, as applicable, is terminated involuntarily, as provided herein, and to encourage such executives and other employees to continue as employees of the Company or an Applicable Subsidiary, as the case may be, in the event of a Change in Control. Except as otherwise stated herein, the Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company with respect to an executive or employee of the Company who is a Potential Eligible Participant. This Plan document also is the Summary Plan Description for the Plan. Capitalized terms used in the Plan, unless defined elsewhere in the Plan, shall have the meaning set forth in Section 3 below.

SECTION 2. ELIGIBILITY FOR BENEFITS.

(a) General Rules. Subject to the requirements set forth in this Section 2, the Company will provide severance benefits under the Plan to each Eligible Participant.

(i) “Potential Eligible Participant” refers to the executives and other employees employed by the Company or any Applicable Subsidiary and designated as a Potential Eligible Participant by the Plan Administrator. No employee whose primary place of business for the Company is outside of the United States (unless such employee is a citizen or resident alien of the United States) may be designated as a Potential Eligible Participant. An “Eligible Participant” is any Potential Eligible Participant, other than those excluded under Section 2(b) below, whose employment with the Company or any Applicable Subsidiary is either (A) involuntarily terminated for a reason other than Cause or (B) voluntarily terminated for Good Reason (collectively, a “Termination Event”). Additionally, an Eligible Participant shall be eligible for additional benefits under the Plan if the Termination Event occurs during the Change in Control Period. For the avoidance of doubt, (1) a Potential Eligible Participant who is involuntarily terminated for Cause shall not be eligible for benefits under the Plan, and (2) termination of employment on account of death or Disability shall not be treated as a Termination Event. For purposes of the Plan, the term “United States” shall mean one of the fifty (50) states or the District of Columbia.

(ii) In order to be eligible to receive benefits under the Plan, in addition to meeting the requirements of an “Eligible Participant” set forth in Section 2(a)(i) above, an Eligible Participant must execute within 21 days, unless a longer period is required by law or a shorter period is permitted by law, of the Eligible Participant’s receipt thereof (A) a general waiver and release on the form provided by the Company and (B) other than on account of a Change in Control Termination Event, an agreement containing certain covenants on the form provided by the Company and covering the matters set forth in Section 6 of the Plan, the scope and applicability of which covenants shall be determined by the Plan Administrator in its sole discretion (collectively, the “Release and Covenant Documents”).

(iii) Any Termination Event that triggers the payment of benefits under the Plan must occur during the term of the Plan as specified in Section 9(b); provided that in any event eligibility for benefits shall continue until the expiration of a Change in Control Period (as defined below) if a Change in Control Period commences while the Plan is in effect.

(b) Exceptions. A Potential Eligible Participant who otherwise is an Eligible Participant will not receive benefits under the Plan in any of the following circumstances:

(i) The Potential Eligible Participant is involuntarily terminated by the Company for any reason other than a reason specified in Section 2(a)(i).

(ii) The Potential Eligible Participant voluntarily terminates employment with the Company either (A) for any reason other than Good Reason or (B) for no reason, in either case with or without advance notice. Voluntary terminations include, but are not limited to, death, Disability, resignation, retirement, or failure to return from a leave of absence on the scheduled date.

SECTION 3. DEFINITIONS.

Capitalized terms used in the Plan, unless defined elsewhere in the Plan, shall have the following meanings:

(a) “Applicable Subsidiary” means all subsidiaries of the Company included on Schedule A attached hereto, and any other entity of which the Company owns, directly or indirectly, more than fifty percent (50%) of such entity’s voting securities or the activities of such entity are controlled, directly or indirectly, by the Company.

(b) “Average Annual Bonus” means, for any Eligible Participant, the average of such Eligible Participant’s cash incentive bonus earned under a Bonus Plan for the two most recently completed fiscal years preceding such Eligible Participant’s Termination Date.

(c) “Board” means the Board of Directors of the Company.

(d) “Bonus Plan” means the Company’s annual cash incentive bonus plan applicable to a Potential Eligible Participant from time to time. For the avoidance of doubt, one-time bonuses paid by the Company to a Potential Eligible Participant that are not paid under a bonus plan described in the preceding sentence shall not be treated as cash incentive bonuses and therefore shall be excluded from the definition of “Average Annual Bonus” for purposes of the Plan. Examples of such one-time bonuses are sign-on bonuses, special recognition bonuses and guaranteed bonuses. For purposes of the Plan, no Eligible Participant shall be treated as participating in more than one Bonus Plan in any given fiscal year. In the unlikely event that an Eligible Participant is participating in more than one annual cash incentive bonus plan in a given fiscal year that would otherwise qualify as a Bonus Plan but for the preceding sentence, the annual cash incentive bonus plan that would produce the largest payment under the terms of the Plan shall be treated as the Bonus Plan for such Eligible Participant for the applicable fiscal year.

(e) “Cause” for termination of a Potential Eligible Participant’s employment means (i) if the Potential Eligible Participant is a party to any written agreement with the Company or any affiliate immediately prior to such termination, and “Cause” is defined therein, then “Cause” shall have the meaning set forth in such agreement, or (ii) if the Potential Eligible Participant is not party to any such agreement with the Company or any affiliate defining the term “Cause” immediately prior to such termination, then “Cause” shall mean: (A) the Potential Eligible Participant’s willful and material failure to perform his or her duties and responsibilities to the Company or any affiliate or material violation of a policy of the Company or any affiliate; (B) the Potential Eligible Participant’s commission of any act of fraud, embezzlement, dishonesty or any other misconduct that has caused or is reasonably expected to result in material injury to the Company or any affiliate; (C) unauthorized use or disclosure by the Potential Eligible Participant of any proprietary information or trade secrets of the Company or any other Person to whom the Potential Eligible Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company or any affiliate that has caused or is reasonably expected to result in material injury to the Company or any affiliate; or (D) the Potential Eligible Participant’s material breach of any of his or her obligations under any written agreement or covenant, including those covenants set forth in Section 6 hereof, with the Company or any affiliate. The determination as to whether a Potential Eligible Participant is being terminated for Cause will be made in good faith by the Plan Administrator and will be final and binding on the Potential Eligible Participant and any other Person having an interest in such determination. Any determination by the Plan Administrator that the employment of a Potential Eligible Participant was terminated with or without Cause for the purposes of benefits under the Plan will have no effect upon any determination of the rights or obligations of the Company, any affiliate or such Potential Eligible Participant for any other purpose.

(f) “Change in Control” shall have the same meaning as the definition of “Change in Control” set forth in Section 13(h) of the Progenity, Inc. 2018 Equity Incentive Plan, as amended from time to time (the “Equity Plan”). In addition, in order to qualify as a “Change in Control,” an event must also meet the requirements for a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Treas. Reg. §1.409A-3(i)(5).

(g) “Change in Control Period” means the period beginning on the date that is three (3) months preceding the effective date of a Change in Control and ending on the date that is thirteen (13) months following the effective date of the Change in Control. For the avoidance of doubt, no enhanced benefits payable to an Eligible Participant due to a Termination Event occurring within a Change in Control Period shall be paid prior to the effective date of a Change in Control.

(h) “Change in Control Termination Event” means the occurrence of a Termination Event during the Change in Control Period.

(i) “Code” means the Internal Revenue Code of 1986, as amended. Any specific reference to a section of the Code shall be deemed to include any regulations and other Treasury Department guidance promulgated thereunder.

(j) “Company” means Progenity, Inc., a Delaware corporation, and any successor as provided in Section 9(c) hereof.

(k) Disability means, with respect to the Potential Eligible Participant, the inability of such Potential Eligible Participant to engage in any substantial gainful activity, despite reasonable accommodation, by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted (x) for a period of 180 consecutive days or (y) an aggregate of six (6) months in any 12 consecutive month period. Any question as to the existence of that Potential Eligible Participant’s physical or mental impairment as to which the Potential Eligible Participant or the Potential Eligible Participant’s representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Potential Eligible Participant and the Company. If the Potential Eligible Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of “Disability” made in writing to the Company and the Potential Eligible Participant shall be final and conclusive for all purposes of the benefits under this Plan.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Good Reason” for termination of the Potential Eligible Participant’s employment means (i) if the Potential Eligible Participant is a party to an employment or other written agreement with the Company or any affiliate immediately prior to such termination, and “good reason” is defined therein, then “Good Reason” shall have the meaning set forth in such agreement, or (ii) if the Potential Eligible Participant is not party to an employment or other written agreement with the Company or any affiliate immediately prior to such termination that contains a definition of “Good Reason, ” then “Good Reason” shall mean, without the consent of the Potential Eligible Participant: (A) a substantial adverse change in the nature or scope of the Potential Eligible Participant’s responsibilities, authorities, powers, functions, or duties with the Company or Applicable Subsidiary, as applicable; (B) a material breach by the Company of any of its material obligations hereunder; or (C) a change in the Potential Eligible Participant’s primary place of work that increases the Potential Eligible Participant’s one-way commute by more than fifty (50) miles. Unless otherwise provided in an employment or other written agreement to which the Potential Eligible Participant is a party with the Company or any affiliate thereof immediately prior to such termination, to constitute “good reason termination,” the Potential Eligible Participant must: (1) provide written notice to the Company within 90 days of the initial existence of the event constituting “Good Reason”; (2) may not terminate his or her employment unless the Company fails to substantially remedy the event constituting “Good Reason” within 30 days after such notice has been given; and (3) the Potential Eligible Participant must terminate employment with the Company or the Applicable Subsidiary no later than 30 days after the end of the 30-day period in which the Company fails to substantially remedy the event constituting “Good Reason.”

(n) “IRS” means the Internal Revenue Service.

(o) “Pay” means, for any Eligible Participant, such Eligible Participant’s monthly base pay at the rate in effect on the Termination Date (or if greater, the last regularly scheduled payroll period immediately preceding either a Change in Control or a reduction that gave rise to a termination for Good Reason, as applicable).

(p) “Payment Confirmation Date” means the latest of the following dates: (i) the date of the Termination Event, (ii) the Termination Date, (iii) the date of receipt of executed Release and Covenant Documents by the Company or (iv) the end of any waiting period or revocation period as required by applicable law in order for the general waiver and release required by Section 2(a)(ii) of the Plan to be effective.

(q) Person means a “person” as defined in Section 3(a)(9) of the Exchange Act and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(r) “Plan” means this Progenity, Inc. Severance Plan.

(s) “Severance Period” means, for any Eligible Participant, the number of months of Pay, rounded to the nearest whole month, used for calculating such Eligible Participant’s severance benefits, as specified in the Benefits Schedules attached hereto and the Tier applicable to such Eligible Participant.

(t) “Termination Date” means, for any Eligible Participant, the last date on which such Eligible Participant is in active employment status with the Company or any of its affiliates or subsidiaries as determined by the Plan Administrator in its sole and reasonable discretion.

(u) “Tier” means, for any Eligible Participant, the applicable Tier set forth in the Benefits Schedules attached hereto that is applicable to such Potential Eligible Participant as designated by the Plan Administrator in its sole discretion and in accordance with the Plan.

(v) “WARN Act” means the federal Worker Adjustment and Retraining Notification Act and any other comparable law applicable under the laws of any state or foreign jurisdiction.

SECTION 4. AMOUNT OF BENEFIT.

Severance benefits payable under the Plan are as follows:

(a) Subject to Section 6(f), Eligible Participant will receive the benefits described in Sections 7 and 8 of the Plan and in the Benefit Schedules attached hereto based upon the Tier applicable to such Eligible Participant.

(b) Notwithstanding any other provision of the Plan to the contrary, any benefits payable to an Eligible Participant under the Plan shall be in lieu of any severance benefits payable by the Company or any affiliate thereof to such individual under any other arrangement covering the individual, unless expressly otherwise agreed to by the Company in writing. Further, in the event that the Eligible Participant is entitled to receive severance benefits under any agreement or contract with the Company or an affiliate thereof, any plan, policy, program or other arrangement adopted or established by the Company or affiliate thereof, under the WARN Act or other applicable law providing for payments from the Company or its subsidiaries or affiliates on account of termination of employment, including pay in lieu of advance notice of termination (“Other Benefits”), any severance benefits payable hereunder shall be reduced by the Other Benefits, but not less than zero.

SECTION 5. TIME OF PAYMENT AND FORM OF BENEFIT; INDEBTEDNESS.

(a) Benefits under the Plan shall be paid according to the schedule specified in the Benefits Schedules attached hereto, subject to Section 6(f) and the following provisions:

(i) Any increase to the cash severance benefits payable on account of the occurrence of a Change in Control Termination Event prior to the commencement of the Change in Control Period (such as when the Termination Event occurs prior to the consummation of the Change in Control) shall be paid (A) as soon as administratively practicable following the determination of such increased cash severance benefits has occurred with respect to lump sum severance payments or (B) on the remaining payment date(s) with respect to installment payment severance payments.

(ii) Unless otherwise required by applicable law, in no event shall payment of any Plan benefit be due prior to the Eligible Participant’s Payment Confirmation Date, and any payment shall be deemed to be timely made if paid within 30 business days of such date.

(iii) Notwithstanding anything to the contrary in this Section 5(a), except for a Change in Control Period Termination Event, the Plan Administrator may, in its sole discretion, determine an alternate payment schedule for any reason, including, without limitation, to comply with Section 409A of the Code. For a Change in Control Termination Event, the Plan Administrator may determine an alternate payment schedule only to ensure compliance with applicable law, including but not limited to Section 409A of the Code.

(b) Subject to compliance with Section 409A of the Code and other applicable law, if an Eligible Participant is indebted to the Company or any affiliate at his or her Termination Date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

SECTION 6. ELIGIBLE PARTICIPANT COVENANTS

Severance benefits payable under the Plan are conditioned upon and subject to the following covenants made by each Eligible Participant (the “Covenants”), the scope and applicability of which covenants shall be determined by the Plan Administrator in its sole discretion, but in any event shall not be substantially greater than as set forth in this Section 6. In the event that an Eligible Participant violates one or more of the covenants set forth in this Section 6, such Eligible Participant shall be treated as having failed to have earned the right to receive any payments or benefits under the Plan, and shall be obligated to return any payments or benefits previously delivered to such Eligible Participant under the Plan. The Company shall also be entitled to pursue any other remedies to the fullest extent not prohibited by applicable law as provided herein.

(a) Non-Competition. In the course of the performance of Potential Eligible Participant’s job responsibilities for the Company or its affiliates, Potential Eligible Participant has obtained and will continue to obtain extensive and valuable knowledge and information concerning the Company’s and such affiliates’ business (including confidential information relating to the Company and such affiliates and their respective operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Accordingly, during employment with the Company or such affiliates and for the applicable Severance Period following Potential Eligible Participant’s termination of employment, Potential Eligible Participant will not engage in any business activities on behalf of any enterprise which competes with the Company or any of its affiliates in the business of molecular diagnostics and genetic testing services and any other business in which the Company or any controlled affiliate engages as of the Potential Eligible Participant’s date of termination of employment.

Potential Eligible Participant will be deemed to be engaged in such competitive business activities if Potential Eligible Participant participates in such a business enterprise as an employee, officer, director, consultant, contractor, agent, partner, member, manager, proprietor, or other provider of services; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities. If Potential Eligible Participant provides services to an enterprise that has some activities that compete with the Company or any of its affiliates in any area described above and other activities that do not compete with the Company or any of its affiliates in any of the areas described above, then so long as Potential Eligible Participant provides services exclusively to the portion of such enterprise that does not compete with the Company and its affiliates, Potential Eligible Participant will not be deemed to be engaged in a competitive business activity as described in this Section 6(a).

The terms of this Section 6(a) are not intended to and do not prohibit an Eligible Participant from rendering services to a competitive business, but provide for the right of the Company to cease payments or benefits under the Plan and to obtain the return of any payments or benefits previously delivered to such Eligible Participant in the event that such Eligible Participant violates this Section 6(a).

(b) Non-Solicitation. In the course of the performance of Potential Eligible Participant’s job responsibilities for the Company or its affiliates, Potential Eligible Participant has obtained and will continue to obtain extensive and valuable knowledge and information concerning the Company’s and such affiliates’ business (including confidential information relating to the Company and such affiliates and their respective operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Accordingly, during employment with the Company or its affiliates and for the Severance Period following the end of Potential Eligible Participant’s employment with the Company or its affiliates, Potential Eligible Employee, to the fullest extent not prohibited by applicable law, directly or indirectly, individually or on behalf of any other person or entity, including Potential Eligible Participant, will not use confidential information or trade secrets of the Company and its affiliates to encourage, induce, attempt to induce, recruit, attempt to recruit, solicit or attempt to solicit or participate in any way in hiring or retaining for employment, contractor or consulting opportunities anyone who is employed or providing full-time services as a consultant at that time to the Company or any subsidiary or other affiliate of the Company.

(c) Protection of Confidential Information. Potential Eligible Participant, both during employment with the Company or its affiliates and thereafter, shall not, directly or indirectly, disclose or make available to any Person for any reason or purpose whatsoever, any Confidential Information (as defined below) except as may be required for Potential Eligible Participant to perform in good faith his or her job responsibilities to the Company or its affiliates while employed by the Company or its affiliate. Upon Potential Eligible Participant’s termination of employment, Potential Eligible Participant shall return to the Company all Confidential Information and shall not retain any Confidential Information in Potential Eligible Participant’s possession that is in written or other tangible form and shall not furnish any such Confidential Information to any third party, except as provided herein. Notwithstanding the foregoing, this Section 6(c) shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to Potential Eligible Participant, (ii) becomes publicly known or available thereafter other than by any means in violation of this Section 6 or any other duty owed to the Company or its affiliates by Potential Eligible Participant, (iii) is lawfully disclosed to Potential Eligible Participant by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order Potential Eligible Participant to disclose or make accessible any information or is voluntarily disclosed by Potential Eligible Participant to law enforcement or other governmental authorities. Furthermore, in accordance with the Defend Trade Secrets Act of 2016, Potential Eligible Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As used in the Plan, Confidential Information means, without limitation, any non-public confidential or proprietary information disclosed to Potential Eligible Participant or known by Potential Eligible Participant as a consequence of or through Potential Eligible Participant’s relationship with the Company or its affiliates, in any form, including electronic media. Confidential Information also includes, but is not limited to, the Company’s or its affiliates’ business plans and financial information, marketing plans, and business opportunities. Nothing herein shall limit in any way any obligation Potential Eligible Participant may have relating to Confidential Information under any other agreement, promise or duty to the Company or its affiliates, including pursuant to the Company Employee Confidentiality and Proprietary Rights Assignment Agreement (the “ECPRA Agreement”).

(d) Non-Disparagement. At all times during and following Potential Eligible Participant’s employment with the Company or its affiliates, except for the purpose of performing services for the Company and its affiliates in good faith, Potential Eligible Participant will not make or direct anyone else to make on Potential Eligible Participant’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Company or its affiliates, their respective operations or products, services, affiliates, officers, directors, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against the Company or its affiliates. Potential Eligible Participant will not make any direct or indirect written or oral statements to the press, television, radio, on social media or to, on or through other media or other external Persons concerning any matters pertaining to the business and affairs of the Company, its affiliates or any of their respective officers or directors. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process or to law enforcement or other governmental authorities.

(e) It is expressly understood and agreed that although each Eligible Participant and the Company consider the restrictions contained in the Covenants to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in the Covenants is an unenforceable restriction against an Eligible Participant, for which injunctive relief is unavailable, the provisions of the Covenants shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Furthermore, such a determination shall not limit the Company’s ability to cease providing payments or benefits during the remainder of any Severance Period or to seek recovery of any prior payments or benefits made hereunder, if applicable, unless a court of competent jurisdiction has expressly declared that action to be unlawful. Alternatively, if any court of competent jurisdiction finds that any restriction contained in the Covenants is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in the Covenants or other provisions of the Plan.

(f) All benefits payable to an Eligible Participant are contingent upon and subject to his or her full compliance with the foregoing obligations during the Severance Period. Accordingly, if the Eligible Participant, at any time, violates any Covenants, any proprietary information or confidentiality obligation to the Company or its affiliates (including Section 6(c) above), including his or her obligations under the Company’s ECPRA Agreement (or any such similar agreement), or any other obligations under the Plan, (i) any remaining benefits under the Plan will terminate immediately upon written notice from the Company of such violation and (ii) to the extent the Eligible Participant has received any benefits under the Plan prior to the date of such written notice, the Eligible Participant shall deliver to the Company, within 30 days, an amount equal to the aggregate of all such benefits.

(g) For the avoidance of doubt, any breach of any of the provisions in this Section 6 shall constitute a material breach by Potential Eligible Participant. Notwithstanding any other provision of the Plan, by becoming entitled to receive any payments or other benefits under the Plan, Potential Eligible Participant is deemed to have agreed that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach by Potential Eligible Participant of any of Sections 6(b) through 6(d), inclusive. In the event of any such breach or threatened breach, and without relinquishing any other rights or remedies that the Company or its affiliates may have, including but not limited to the repayment by Potential Eligible Participant of any payments or benefits previously paid to Potential Eligible Participant under the Plan, the Company may, either with or without pursuing any potential damage remedies and without being required to post a bond, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Potential Eligible Participant from violating any of Sections 6(b) through Section 6(d), inclusive, and requiring Potential Eligible Participant to comply with its provisions to the fullest extent not prohibited by applicable law. The Company may present this Section 6 to any third party with which Potential Eligible Participant may have accepted employment, or otherwise entered into a business relationship, that the Company contends violates this Section 6, if the Company has reason to believe Potential Eligible Participant has or may have breached a provision of this Section 6.

SECTION 7. CONTINUATION OF EMPLOYMENT BENEFITS.

(a) Health Plan Benefits Continuation.

(i) Each Eligible Participant who is enrolled in a health, vision or dental plan sponsored by the Company may be eligible to continue coverage (the “Continued Coverage”) under such health, vision or dental plan (or to convert to an individual policy) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The Company will notify the Eligible Participant of any such right to continue health coverage at the time of termination. In the event that an Eligible Participant is not eligible to receive Continued Coverage through the Company (either because such Eligible Participant is not enrolled in any plan sponsored by the Company or because such Eligible Participant will be covered by a statutory scheme for continued health, vision or dental coverage that will not be an obligation of the Company), it is understood and agreed that this Section 7(a) shall not be applicable to such Eligible Participant and, with respect to a Termination Event occurring during a Change in Control Period, he or she shall not be eligible to receive the Continued Coverage Premiums (as defined below).

(ii) Subject to Section 6(f), to the extent set forth in the Benefits Schedules attached hereto, the Company will pay to an Eligible Participant the before-tax cost of such Eligible Participant’s premiums to cover the Eligible Participant and his or her eligible dependents, if any, in effect as of the Termination Event (the “Continued Coverage Premiums”) for the period of time set forth in the Benefits Schedules and the Tier applicable to such Eligible Participant. The Continued Coverage Premiums will include the coverage premium cost of an Eligible Participant’s dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company prior to the Eligible Participant’s Termination Date and such dependents’ premiums under such plans were paid by the Company prior to the Eligible Participant’s Termination Date. No provision of the Plan will affect the continuation coverage rules under COBRA or any other applicable law. Therefore, the period during which an Eligible Participant must elect to continue the Company’s group medical, vision or dental coverage at his or her own expense under COBRA or other applicable law, the length of time during which Continued Coverage will be made available to the Eligible Participant, and all other rights and obligations of the Eligible Participant under COBRA or any other applicable law (except the obligation to pay the Continued Coverage Premiums) will be applied in the same manner that such rules would apply in the absence of the Plan. It is expressly understood and agreed that the Eligible Participant will be solely responsible for the entire payment of premiums required under COBRA or other applicable law.

(b) Other Employee Benefits. All non-health benefits (such as life insurance and disability coverage) shall terminate as of the Eligible Participant’s Termination Date (except to the extent that any conversion privilege is available thereunder).

SECTION 8. EXCISE TAXES

(a) In the event that any benefits payable to an Eligible Participant pursuant to the Plan (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 8 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Eligible Participant’s payments hereunder shall be either (i) provided to the Eligible Participant in full, or (ii) provided to the Eligible Participant as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Eligible Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and the Eligible Participant otherwise agree in writing, any determination required under this Section 8 shall be made in writing in good faith by a third-party tax accountant or attorney selected by the Company (the “Tax Professional”). In the event of a reduction of benefits hereunder, the Tax Professional shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence. For purposes of making the calculations required by this Section 8, the Tax Professional may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the applicable Eligible Participant shall furnish to the Tax Professional such information and documents as the Tax Professional may reasonably request in order to make a determination under this Section 8. The Company shall bear all costs the Tax Professional may incur in connection with any calculations contemplated by this Section 8.

(b) If, notwithstanding any reduction described in Section 8(a), the IRS determines that an Eligible Participant is liable for the Excise Tax as a result of the receipt of any payments made pursuant to the Plan, then the Eligible Participant shall be obligated to pay back to the Company, within 30 days after a final IRS determination or in the event that the Eligible Participant challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the Repayment Amount. The “Repayment Amount” means the smallest such amount, if any, as shall be required to be paid to the Company so that the Eligible Participant’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in the Eligible Participant’s net after-tax proceeds with respect to the Payments being maximized. If the Excise Tax is not eliminated pursuant to this Section 8(b), the Eligible Participant shall pay the Excise Tax. If, after the Payments have been made to the Eligible Participant, it is established that the Payments made to, or provided for the benefit of, the Eligible Participant are less than the maximum amount determined under Section 8(a) above (an “Underpayment”), then the Company shall pay an amount equal to the Underpayment to the Eligible Participant on the later of (i) 20 days after such determination or resolution and (ii) the time period such Payment would otherwise have been paid or provided to the Eligible Participant under the Plan.

(c) Notwithstanding any other provision of this Section 8, if (i) there is a reduction in the payments to an Eligible Participant as described in this Section 8, (ii) the IRS later determines that the Eligible Participant is liable for the Excise Tax, the payment of which would result in the maximization of the Eligible Participant’s net after-tax proceeds (calculated as if the Eligible Participant’s benefits had not previously been reduced), and (iii) the Eligible Participant pays the Excise Tax, then the Company shall pay to the Eligible Participant those payments which were reduced pursuant to this Section 8 as soon as administratively possible after the Eligible Participant pays the Excise Tax so that the Eligible Participant’s net after-tax proceeds with respect to the payment of the Payments are maximized.

SECTION 9. RIGHT TO INTERPRET PLAN; AMEND AND TERMINATE; OTHER ARRANGEMENTS; BINDING NATURE OF PLAN.

(a) Exclusive Discretion. The “Plan Administrator” shall be the Compensation Committee of the Board. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan, the designation of the Tier applicable to each Potential Eligible Participant, the amount of benefits paid under the Plan, the timing of payments under the Plan and the scope and applicability of the covenants contained in the Release and Covenant Documents. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all Persons. For decisions made by the Plan Administrator that do not affect benefits payable under the Plan on account of the occurrence of a Termination Event during the Change in Control Period, the Plan Administrator’s decisions shall not be subject to review unless they are found to be arbitrary and capricious. For decisions made by the Plan Administrator prior to the occurrence of a Change in Control that do affect benefits payable under the Plan on account of the occurrence of a Termination Event during the Change in Control Period, the Plan Administrator’s decisions shall not be subject to review unless they are found to be unreasonable or not to have been made in good faith. For decisions made by the Plan Administrator at or after the occurrence of a Change in Control that affect benefits payable under the Plan on account of the occurrence of a Termination Event during the Change in Control Period, the Plan Administrator’s decisions shall be subject to review. As used in this Section 9(a), “review” shall mean review as provided by applicable law; further, nothing in this Section 9(a) is intended to abridge any of the rights under Section 12 of the Plan. Except as provided in Section 9(b)(i), the Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within the scope of their delegated authority.

(b) Term Of Plan; Termination or Suspension; Amendment; Binding Nature Of Plan.

(i) The Board or the Plan Administrator may by written resolution terminate or suspend the Plan at any time and for any reason or no reason, which termination or suspension, as applicable, shall become effective at the time set forth in such resolutions, provided, however, that no such termination or suspension shall effect the Company’s obligation to complete the delivery of benefits hereunder to any Potential Eligible Participant who becomes an Eligible Participant prior to the effective time of such termination or suspension; and further provided, that during the Change in Control Period, the Plan shall not be terminated or suspended. Notwithstanding any other provision of the Plan to the contrary, including Section 9(a), the Plan Administrator may not delegate its authority to suspend or terminate the Plan.

(ii) The Company (including, for the avoidance of doubt, by written resolution or the Board or the Plan Administrator) reserves the right to amend the Plan or the benefits provided hereunder at any time and in any manner (including, for avoidance of doubt, removing one or more employees from treatment as a Potential Eligible Participant); provided, however, that no such amendment shall materially adversely affect the interests or rights of any Eligible Participant whose Termination Date has occurred prior to amendment of the Plan; and further provided, that during the Change in Control Period, the Plan shall not be amended in a manner that causes any Potential Eligible Participant to have benefits reduced without the written consent of the Potential Eligible Participant or Potential Eligible Participants so affected. Subject to the foregoing rights of the Company set forth in this Section 9(b), the Plan establishes and vests in each Eligible Participant a contractual right to the benefits to which such Eligible Participant is entitled hereunder, enforceable by the Eligible Participant against the Company.

(iii) Any action amending, suspending or terminating the Plan shall be in writing and approved by the Plan Administrator or its delegate, except to the extent that the Plan specifies that such action shall be taken by the Board or the Board determines to take such action.

(c) Binding Effect On Successor To Company. The Plan shall be binding upon any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, or upon any successor to the Company as the result of a Change in Control, and any such successor or assignee shall be required to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment or Change in Control had taken place. In such event, the term “Company,” as used in the Plan, shall mean the Company as hereinafter defined and any successor or assignee as described above which by reason hereof becomes bound by the terms and provisions of the Plan.

SECTION 10. NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (a) to give any employee or other person any right to be retained in the employ of the Company or any affiliate thereof or (b) to interfere with the right of the Company or any such affiliate to discharge any employee or other person at any time and for any reason, which right is hereby reserved.

SECTION 11. LEGAL CONSTRUCTION.

The Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of Delaware with respect to those Eligible Participants domiciled in the United States. The Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company.

SECTION 12. CLAIMS, INQUIRIES AND APPEALS.

(a) Applications For Benefits And Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing. The name and address of the Plan Administrator is:

The Compensation Committee

of the Board of Directors of

Progenity, Inc.

ATTN: Clarke Neumann

4330 La Jolla Village Drive, Suite 200

San Diego, California 92122

(b) Denial Of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the provision of the Plan upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

(c) Request For A Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review. A request for a review shall be in writing and shall be addressed to:

Progenity, Inc.

Plan Administrator for the Severance Plan

ATTN: Clarke Neumann

4330 La Jolla Village Drive, Suite 200

San Diego, California 92122

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

(d) Decision On Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. The Plan Administrator will give prompt, written notice of its decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific provisions of the Plan upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Subsection (d), the application will be deemed denied on review.

(e) Rules And Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

(f) Exhaustion Of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a) above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c) above and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 12(d) above).

SECTION 13. BASIS OF PAYMENTS TO AND FROM PLAN.

All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 14. OTHER PLAN INFORMATION.

(a) Employer And Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 27-3950390. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 502.

(b) Ending Date For Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent For The Service Of Legal Process. The agent for the service of legal process with respect to the Plan is the General Counsel, Progenity, Inc., 4330 La Jolla Village Drive, Suite 200, San Diego, California 92122. The service of legal process may also be made on the Plan by serving the Plan Administrator.

(d) Plan Sponsor And Administrator. The “Plan Sponsor” of the Plan is Progenity, Inc., and the “Plan Administrator” of the Plan is the Compensation Committee of the Board. Each of the Plan Sponsor and the Plan Administrator can be reached by contacting Clarke Neumann in writing at 4330 La Jolla Village Drive, Suite 200, San Diego, California 92122, and by telephone at (855) 293-2639. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 15. STATEMENT OF ERISA RIGHTS.

This statement of ERISA rights is required by United States federal law and regulation, and follows the model disclosure set forth in federal regulations.

Participants in the Plan (which is a welfare benefit plan sponsored by Progenity, Inc.) are entitled to certain rights and protections under ERISA if the participant is employed in the United States. If you are an Eligible Participant employed in the United States, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;

(b) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies;

(c) Receive a summary of the Plan’s annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor. (Generally, all pension plans and welfare plans with 100 or more participants must file these annual reports.)

In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions, about your rights under ERISA, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 16. EFFECT OF SECTION 409A OF THE CODE

The Plan is intended to comply with all applicable law, including Section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amount or benefit that is considered deferred compensation under Section 409A of the Code upon or following a termination of employment unless such termination of employment is also a “separation from service” within the meaning of Section 409A of the Code. If an Eligible Participant is deemed on the Termination Date to be a “specified employee” (as such term is defined under Section 409A of the Code), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service,” to the extent required to avoid any taxes imposed under Section 409A(a)(1) of the Code, such payment or benefit shall be made or provided at the date which is no more than 15 days following the earlier of (a) the expiration of the six-month period measured from the date of such “separation from service” of such Eligible Participant, and (b) the date of such Eligible Participant’s death.

END OF PLAN DOCUMENT

SCHEDULE A

Potential Eligible Participants employed in the United States:

Progenity, Inc., a Delaware corporation Delaware

Mattison Pathology, LLP dba Avero Diagnostics

BENEFIT SCHEDULES

FOR THE

PROGENITY, INC.

SEVERANCE PLAN

The following benefits schedules set forth the benefits payable to an Eligible Participant. The benefits schedules may be disclosed in public filings for those Potential Eligible Participants who currently are, or are foreseeable to become, “named executive officers,” as defined in Item 402 of Regulation S-K and the other applicable rules and regulations promulgated by the Securities and Exchange Commission. The amount of benefits payable is dependent upon the “Tier” assigned to the Eligible Participant and whether the involuntary Termination Event occurs during a Change in Control Period, as more particularly described in the Plan.

The Plan Administrator shall determine in which “Tier” a Potential Eligible Participant shall be placed for purposes of receiving severance benefits under the Plan. The Plan Administrator’s determination shall be final and shall be binding and conclusive on all Persons. The Plan Administrator retains the right to designate a different Tier applicable to a Potential Eligible Participant prior to the date of the Termination Event and/or the occurrence of a Change in Control, except as expressly restricted by the Plan in connection with the occurrence of a Change in Control.

BENEFITS SCHEDULES

FOR THE

PROGENITY, INC.

SEVERANCE PLAN

Tier:	1	Potential Eligible Participant: Chief Executive Officer

Location:	U.S.

Benefits Payable in the Event of a Termination Event (involuntary termination):

WITHOUT A CHANGE IN CONTROL
Base	12 months of Pay

Benefits	Continued Coverage Premiums for 12 months; paid in monthly installments (but no payment required prior to the Payment Confirmation Date). Any installments delayed on account of the application of the preceding sentence shall be paid as part of the first installment.

Payout Schedule	Pay (Base only) to be paid in equal semi-monthly installments for 12 months following the Termination Date, but not to commence prior to 30 business days after the Payment Confirmation Date (subject to Section 5 of the Plan and Section 409A of the Code). Any installments delayed on account of the application of the preceding sentence shall be paid as part of the first installment.

CHANGE IN CONTROL TERMINATION EVENT

Note: No enhanced benefits due to a Termination Event occurring on account of a Change in
Control Termination Event shall be paid prior to the effective date of a Change in Control.

Base	24 months of Pay

Bonus	24 months of Average Annual Bonus

Benefits	Continued Coverage Premiums for 24 months (or if shorter, the maximum period allowable under COBRA); paid in monthly installments (but no payment required prior to the Payment Confirmation Date). Any installments delayed on account of the application of the preceding sentence shall be paid as part of the first installment.

Equity	All unvested equity-based awards that are subject solely to time-based vesting conditions and that are outstanding as of the Termination Date shall immediately accelerate in full and all unvested equity-based awards that are subject to performance-based vesting conditions and that are outstanding as of the Termination Date shall vest, if at all, based on actual performance for the portion of the performance period ending shortly prior to the occurrence of the Change in Control as if such partial performance period were the entire performance period.

Payout Schedule	100% of Base and Bonus is payable in a lump sum within 30 business days after the Payment Confirmation Date (subject to Section 5 of the Plan and Section 409A of the Code).

BENEFITS SCHEDULES

FOR THE

PROGENITY, INC. SEVERANCE PLAN

Tier: Location:	2 U.S.	Potential Eligible Participants: Determined by the Plan Administrator

Benefits Payable in the Event of a Termination Event (involuntary termination):

WITHOUT A CHANGE IN CONTROL
Base	9 months of Pay

Benefits	Continued Coverage Premiums for 9 months; paid in monthly installments (but no payment required prior to the Payment Confirmation Date). Any installments delayed on account of the application of the preceding sentence shall be paid as part of the first installment.

Payout Schedule	Pay (Base only) to be paid in equal semi-monthly installments for 9 months following the Termination Date, but not to commence prior to 30 business days after the Payment Confirmation Date (subject to Section 5 of the Plan and Section 409A of the Code). Any installments delayed on account of the application of the preceding sentence shall be paid as part of the first installment.

CHANGE IN CONTROL TERMINATION EVENT Note: No enhanced benefits due to a Change in Control Termination Event shall be paid prior to the effective date of a Change in Control.

Base	18 months of Pay

Bonus	18 months of Average Annual Bonus

Benefits	Continued Coverage Premiums for 18 months; paid in monthly installments (but no payment required prior to the Payment Confirmation Date). Any installments delayed on account of the application of the preceding sentence shall be paid as part of the first installment.

Equity	All unvested equity-based awards that are subject solely to time-based vesting conditions and that are outstanding as of the Termination Date shall immediately accelerate in full and all unvested equity-based awards that are subject to performance-based vesting conditions and that are outstanding as of the Termination Date shall vest, if at all, based on actual performance for the portion of the performance period ending shortly prior to the occurrence of the Change in Control as if such partial performance period were the entire performance period.

Payout Schedule	100% of Base and Bonus are payable in a lump sum within 30 business days after the Payment Confirmation Date (subject to Section 5 of the Plan and Section 409A of the Code).

BENEFITS SCHEDULES

FOR THE

PROGENITY, INC. SEVERANCE PLAN

Tier: Location:	3 U.S.	Potential Eligible Participants: Determined by the Plan Administrator

Benefits Payable in the Event of a Termination Event (involuntary termination):

WITHOUT A CHANGE IN CONTROL
Base	6 months of Pay

Benefits	Continued Coverage Premiums for 6 months; paid in monthly installments (but no payment required prior to the Payment Confirmation Date). Any installments delayed on account of the application of the preceding sentence shall be paid as part of the first installment.

Payout Schedule	Pay (Base only) to be paid in equal semi-monthly installments for 6 months following the Termination Date, but not to commence prior to 30 business days after the Payment Confirmation Date (subject to Section 5 of the Plan and Section 409A of the Code). Any installments delayed on account of the application of the preceding sentence shall be paid as part of the first installment.

CHANGE IN CONTROL PERIOD TERMINATION EVENT Note: No enhanced benefits due to a Change in Control Termination Event shall be paid prior to the effective date of a Change in Control.

Base	12 months of Pay

Bonus	12 months of Average Annual Bonus

Benefits	Continued Coverage Premiums for 12 months; paid in monthly installments (but no payment required prior to the Payment Confirmation Date). Any installments delayed on account of the application of the preceding sentence shall be paid as part of the first installment.

Equity	All unvested equity-based awards that are subject solely to time-based vesting conditions and that are outstanding as of the Termination Date shall immediately accelerate in full and all unvested equity-based awards that are subject to performance-based vesting conditions and that are outstanding as of the Termination Date shall vest, if at all, based on actual performance for the portion of the performance period ending shortly prior to the occurrence of the Change in Control as if such partial performance period were the entire performance period.

Payout Schedule	100% of Base and Bonus are payable in a lump sum within 30 business days after the Payment Confirmation Date (subject to Section 5 of the Plan and Section 409A of the Code).